Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-205584

March 28, 2017

Applied Materials, Inc.

Pricing Term Sheet

3.300% Senior Notes due 2027

Issuer:	Applied Materials, Inc.

Title:	3.300% Senior Notes due 2027

Principal Amount:	$1,200,000,000

Coupon:	3.300%

Maturity Date:	April 1, 2027

Treasury Benchmark:	UST 2.250% due February 15, 2027

Benchmark Treasury Price and Yield:	98-18+; 2.412%

Spread to Treasury:	Plus 93 basis points

Yield to Maturity:	3.342%

Price to Public:	99.645% of the principal amount

Interest Payment Dates:	Semi-annually on April 1 and October 1, commencing on October 1, 2017

Optional Redemption:	The 2027 notes will be redeemable in whole or in part at any time prior to January 1, 2027 (three months prior to the maturity of the 2027 notes) at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the 2027 notes) plus 15 basis points, provided that, if the 2027 notes are redeemed on or after January 1, 2027 (three months prior to the maturity of the 2027 notes) the redemption price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

Change of Control Put:	101% of the principal amount plus accrued interest

Settlement Date:	T+3; March 31, 2017

Ratings:*	A3/A- (Moody’s / S&P)

CUSIP/ISIN:	038222 AL9 / US038222AL98

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. MUFG Securities Americas Inc. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co.

Co-Managers:	BNP Paribas Securities Corp. BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc. Mizuho Securities USA Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

4.350% Senior Notes due 2047

Issuer:	Applied Materials, Inc.

Title:	4.350% Senior Notes due 2047

Principal Amount:	$1,000,000,000

Coupon:	4.350%

Maturity Date:	April 1, 2047

Treasury Benchmark:	UST 2.875% due November 15, 2046

Benchmark Treasury Price and Yield:	96-30+; 3.031%

Spread to Treasury:	Plus 133 basis points

Yield to Maturity:	4.361%

Price to Public:	99.817% of the principal amount

Interest Payment Dates:	Semi-annually on April 1 and October 1, commencing on October 1, 2017

Optional Redemption:	The 2047 notes will be redeemable in whole or in part at any time prior to October 1, 2046 (six months prior to the maturity of the 2047 notes) at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the 2047 notes) plus 20 basis points, provided that, if the 2047 notes are redeemed on or after October 1, 2046 (six months prior to the maturity of the 2047 notes) the redemption price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

Change of Control Put:	101% of the principal amount plus accrued interest

Settlement Date:	T+3; March 31, 2017

Ratings:*	A3/A- (Moody’s / S&P)

CUSIP/ISIN:	038222 AM7 / US038222AM71

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. MUFG Securities Americas Inc. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co.

Co-Managers:	BNP Paribas Securities Corp. BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc. Mizuho Securities USA Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

*The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.

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